UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 3, 2013

SCRIPPS NETWORKS INTERACTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-34004	61-1551890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9721 Sherrill Boulevard Knoxville, Tennessee		37932
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number including area code: (865) 694-2700

Not applicable

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2013, John F. Lansing, President, Scripps Networks, announced that he was retiring as an officer and employee of Scripps Networks Interactive, Inc. (the “Company”). In connection with Mr. Lansing’s retirement, the Company entered into a Separation Agreement with Mr. Lansing dated September 3, 2013 pursuant to which, among other things, the Company will pay Mr. Lansing the separation benefits due under his employment agreement and accelerate his 2010 restricted share unit retention award as provided in his employment agreement. The Separation Agreement also contains a release of claims in favor of the Company and provides that the annual incentive that would have been payable to Mr. Lansing under the Company’s annual incentive plan for 2013 will be paid to him based on actual performance for the year, without pro ration, that his retirement will become effective on October 1, 2013 and that the Company will enter into a consulting agreement with Mr. Lansing under which he will provide consulting services to the Company from January 1, 2014 through December 31, 2015. Mr. Lansing also agreed to non-competition provisions that will extend until December 31, 2015.

Item 8.01. Other Events.

On September 5, 2013, Scripps Networks Interactive, Inc. (the “Company”) issued a press release announcing certain leadership changes at its U.S. lifestyle television networks and related businesses. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

99.1	Press release issued by Scripps Networks Interactive, Inc. on September 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCRIPPS NETWORKS INTERACTIVE, INC.

By:	/s/ Cynthia L. Gibson
Cynthia L. Gibson
EVP, Chief Legal Officer and Corporate Secretary

Date: September 6, 2013